Exhibit 10.1

Vail Resorts

Management Incentive Plan

Senior Executives
Grades 33 & Above

Objective

The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. and its wholly owned subsidiaries (collectively, the “Company”) by:

Rewarding and recognizing performance in one or more of the following areas:

•
Financial - Financial results at the end of the fiscal year are compared to EBITDA targets determined at the beginning of the fiscal year. EBITDA (Earnings before Interest, Taxes and Depreciation and Amortization excluding stock based compensation) results are consolidated into various divisions of the Company and are defined in the funding section below.

•	Division Goal Attainment - Specified division goals are used instead of EBITDA results for the real estate development division.

•	Individual employee performance, including adherence to the Company’s mission and values.

Effective Dates

The Plan is effective and will remain in effect until amended or terminated. The Plan Year will run concurrently with the fiscal year under which the employee is governed.

Eligibility

All full-time employees of the Company at grade levels 33 and above as identified in the Company’s compensation grade structures are eligible to participate in the Plan.

Target Percentages

The target bonus percentages for employees are determined by the Compensation Committee in its sole discretion on a yearly basis by the end of the first quarter of each fiscal year and while the attainment of Resort, Mountain, Retail and Lodging EBITDA performance targets and corresponding funding levels and VRDC Goals are substantially uncertain.

Target Incentives

Each employee’s target bonus incentive is calculated based on the target bonus percentage of his or her annual salary as of the last day of the measurement period the employee was classified in a Grade 33 position, except where proration is needed as defined in the proration of target incentives section.

Funding

The funding at the end of the fiscal year is based on the final EBITDA results or Division Goal Attainment of the Company’s business divisions and the eligible employee’s incentive target amounts as determined by the Compensation Committee and as defined in Exhibits A and B.

Division Definitions

EBITDA Results for each of the Company’s business divisions are defined as follows:

•	Resort EBITDA results include the EBITDA results for all Mountain resorts, Lodging divisions and Retail divisions combined.

•	Retail EBITDA results include all EBITDA results of the Retail division combined.

•	Corporate Lodging EBITDA results include the pre-corporate allocated G&A EBITDA results of the Lodging division combined.

•	Division Goal Attainment - Specified division goals that are required for the development division (VRDC employees.)

The funding is based on the EBITDA results of the division where the employee works, the scope of his or her responsibilities and where his or her salary expense is charged.

For Corporate executives, the Plan is 90% funded based on Resort EBITDA and 10% funded based on the attainment of the VRDC Goals.

For Mountain executives, the Plan is 90% funded based on Resort EBITDA and 10% funded based on the attainment of the VRDC Goals.

For Lodging executives, the Plan is 90% funded based on Resort EBITDA and 10% funded based on the attainment of the VRDC Goals.

For Retail executives, the Plan is 75% funded based on Retail EBITDA and 25% funded based on Resort EBITDA.

For VRDC executives, the Plan is 75% funded based on the attainment of one or more of the VRDC performance goals and 25% funded based on Resort EBITDA.

The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee shall be $4,000,000.

Funding Variable:

At each fiscal year-end, the funding will be based on the percentage of EBITDA target achieved. The schedule attached hereto as Exhibit A is used to determine the percent of the target incentive funded by Resort, Mountain, Retail and Lodging EBITDA performance. The Compensation Committee will establish the Resort, Mountain, Retail and Lodging EBITDA performance targets and corresponding funding levels and the VRDC Goals and may amend Exhibit A by the end of the first quarter of each fiscal year and while the attainment of such goals is substantially uncertain. EBITDA results are rounded to the nearest whole percentage using simple rounding.

Individual Performance Rating Variable

For all employees excluding the Chief Executive Officer, the target incentive will be influenced based on individual performance. The Chief Executive Officer’s total bonus will be equal to, and based solely on, the funded target incentive amount.

Individual performance for all employees participating in the Plan will be determined through the applicable fiscal year performance review process, which will be determined by the Chief Executive Officer. With the exception of promoted employees, the final performance score will determine the incentive payment with higher performing employees receiving larger rewards than their lower performing peers. For those employees promoted into a higher level position, any applicable incentive payments will be calculated by applying the Meets Expectations performance variable to the incentive target for the new position.

Example Payout:

•	Grade 33 Corporate employee

•	$200,000 annual salary

•	Target incentive % = 42.5%

•	Target incentive $ = $200,000 x 42.5% = $85,000

•	Resort EBITDA results are at 101% of target

•	Resort EBITDA funding = 107.5%

•	VRDC Goal met at 100%

•	VRDC Goal funding = 100%
With Resort EBITDA funding 90% of the plan and VRDC goals funding 10% of the plan, funded incentive = 106.75% x 85,000 = $90,738.
Resort Funding:         (107.5% x 90%) or 96.75%
VRCD Funding:     +    (100.0% x 10%) or 10.00%
Funding %         =          106.75%

•	Individual performance rating of “Achieves Expectations”

•	“Achieves Expectations” = 100% of funded incentive

•	$90,738 x 100% = $90,738 payout

The incentive payout can be 0% to 130% of the target amount as displayed in Exhibit B.
Proration for New Hires

An employee hired into a position eligible for this Plan will receive a prorated incentive for the Plan Year based on the hire date and following schedule. Anyone hired after April 30 will not be eligible to receive an award in that fiscal year, except at the sole discretion of the Compensation Committee.

Month of Hire	Prorate %
August, September, October	100%
November, December, January	67%
February, March, April	33%
May, June, July	0%

Proration for Internal Promotes

The proration calculation for employees who have been promoted into a plan eligible position will be based on number of days in each role and performance rating earned in each position. For the purposes of this plan, a promotion is defined as position change resulting in an increase in grade assignment and individual bonus target percentage.

Example of Prorated Bonus due to Promotion
Role	Base Salary	Target %	Target $	Funding %	Performance Rating	# of Days In Role	Prorated Payout
SVP	$250,000	42.5%	$106,250	100%	100%	92	$26,781
VP	$225,000	35.0%	$78,750	100%	100%	273	$58,901
Final Amount							$85,682

Pro-Ration for Leave of Absence

Individual incentive determinations for employees who have a paid or unpaid leave of absence (this does not include vacation) in excess of one month during the Plan Year will be prorated to reflect the time on leave.

Plan Payouts

Individual incentive determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, by the close of the first quarter following the previous fiscal year end. Payouts will be rounded to the nearest whole dollar amount.

Termination of Employment

Incentive payments under the Plan do not vest until the date Plan payments are made. To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made. Employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death or long-term disability under the Company long-term disability plan, such employee, if he or she would have otherwise received a payout under the Plan but for his or her death or disability, shall be entitled to receive a pro-rated payment for the portion of the fiscal year the employee was actively employed.

If an employee terminates employment and is subsequently rehired, eligibility under this Plan restarts with the employee’s rehire date.

Material Restatement of Financial Results

In the event that the Board determines there has been a material restatement of publicly issued financial results from those previously issued to the public , the Board will review all incentive payments made to executive officers on the basis of having met or exceeded specific performance targets and, if such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company such payments made in excess of the amount that would have been paid based on the restated results. This will apply to all incentive payments made during the three-year period prior to the restatement, beginning with payments earned for the 2012 fiscal year. For purposes of this policy, the term “executive officers” has the meaning given in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means bonuses and awards under the Plan.

Plan Administration, Modification and Discontinuance

This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events. The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Compensation Committee.

Notwithstanding the foregoing, no Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied. The Compensation Committee has the sole discretion to modify the application of this Plan.

Continued Employment

The Plan is not intended to and does not give any employee the right to continued employment with the Company. The Plan does not create a contract of employment with any employee and does not alter the at-will nature of employee’s employment with the Company.

Exhibit A
EBITDA Funding Matrix

Percent of the EBITDA Target Obtained for the Division	Percent of Incentive Target Funded Grade 33+
<80%	0.0%
80%	15.00%
81%	16.00%
82%	17.00%
83%	18.00%
84%	19.00%
85%	20.00%
86%	21.00%
87%	22.00%
88%	23.00%
89%	24.00%
90%	25.00%
91%	30.00%
92%	35.00%
93%	40.00%
94%	45.00%
95%	50.00%
96%	60.00%
97%	70.00%
98%	80.00%
99%	90.00%
100%	100.00%
101%	107.50%
102%	115.00%
103%	122.50%
104%	130.00%
105%	137.50%
106%	145.00%
107%	152.50%
108%	160.00%
109%	167.50%
110%	175.00%
111%	177.50%
112%	180.00%
113%	182.50%
114%	185.00%
115%	187.50%
116%	190.00%
117%	192.50%
118%	195.00%
119%	197.50%
>=120%	200.00%

Exhibit B
Performance Rating Variable

The following table illustrates how an individual’s performance rating affects the overall Management Incentive Plan Payout.

Performance Rating Chart
Performance Rating	% Incentive Influenced
Greatly Exceeds Expectations	130%
Exceeds Expectations	115%
Achieves Expectations	100%
Meets Most Expectations	70%
Meets Some Expectations	0%